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PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 16 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                           NOVEMBER 16, 1999
                                                                  RULE 424(b)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

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
Principal Amount:             $25,000,000           Optional Conversion:        N/A

Price To Public:              100.0000%             Notice Date:                N/A
Underwriting Discount:         0.15000%
Proceeds To Issuer:           99.85000%             Conversion Date:            N/A

Settlement Date               November 19, 1999     Interest Rate:              N/A
(Original Issue Date):

Specified Currency:           US Dollars            Day Count:                  N/A

Authorized Denomination:      $1,000                Interest Payment            N/A
                                                    Dates:

Maturity Date:                December 19, 2000     First Payment:              N/A

Interest Rate:                6.1800%               Optional Repayment          Non-Call/Life
                                                    Date:

                                                    Initial Redemption          N/A
                                                    Date:

Day Count:                    Actual/360            Initial Redemption          N/A
                                                    Percentage:

Interest Payment Dates:       At Maturity           Annual Redemption           N/A
                              (December 19, 2000)   Percentage Reduction:

Interest Determination        N/A                   Book Entry Note or          B/E
Date:                                               Certificated Note:

First Interest Payment:       December 19, 2000     Total Amount of OID:        N/A

Settlement:                   DTC#: 443             CUSIP:                      25766CBK9
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Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION